Exhibit 99.1

Filed by Liberty Media International, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Corporation: UnitedGlobalCom, Inc.
Commission File No.: 000-49658

FOR IMMEDIATE RELEASE
February 18, 2005

Liberty Media International Announces Consolidation of J-COM

ENGLEWOOD, Colo. — Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) announced today it will begin consolidating Jupiter Telecommunications Co., Ltd. (J-COM) for financial reporting purposes effective January 1, 2005.

As previously reported, on December 28, 2004, LMI’s approximate 45% ownership interest in J-COM, and an approximate 20% interest in J-COM owned by Sumitomo Corporation were combined in a holding company called LMI/Sumisho Super Media, LLC(Super Media). As a result of these transactions, Super Media acquired a 65% controlling interest in J-COM.

On February 18, 2005, J-COM announced an initial public offering of its common shares in Japan, which caused our casting or tie-breaking vote with respect to decisions by the management committee of Super Media to become effective. As a result of this change in the governance of Super Media, we will begin accounting for Super Media and J-COM as consolidated subsidiaries effective January 1, 2005.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

The securities of J-COM being offered in Japan have not been registered under the Securities Act of 1933 and may not be sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Contact: Mike Erickson 800-783-7676